UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2005 (August 5, 2005)

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

1.
On August 5, 2005 the Corporation and The Bank of Nova Scotia, Bank of America, N.A., KeyBank, National Association, JPMorgan Chase Bank, N.A., Webster Bank National Association and Citibank, N.A. (collectively the “Banks”) executed a Revolving Credit Agreement (the “Credit Agreement”) by and among Kaman Corporation (the “Corporation”), the Banks, and The Bank of Nova Scotia and Bank of America, N.A., as the Co-Administrative Agents for the Banks. Such Credit Agreement is in replacement of the Revolving Credit Agreement dated November 13, 2000, as amended (the “Replaced Credit Agreement”).

The terms of the Credit Agreement include the following:

1) Revolving Credit: $150 million five year revolving credit facility, which will include sublimits for the issuance of standby letters of credit, swingline loans, and multicurrency borrowings in currencies freely tradable and convertible into U.S. dollars.

2) Accordion Feature: Provisions permitting the Corporation from time to time to increase the aggregate amount of the credit facility by up to $50 million with additional commitments from Banks, as they may agree, or new commitments from financial institutions acceptable to the Co-Administrative Agents and the Corporation in their reasonable discretion.

3) Prepayment: Provisions permitting the Corporation to prepay borrowings in whole or in part at any time without penalty, subject to reimbursement of certain Bank costs, and permitting the Corporation to irrevocably cancel, in whole or in part, the unutilized portion of any commitment under the Credit Agreement in excess of the Swingline Loans and the stated amount of all Letters of Credit.

4) Corporation Covenants: Provisions containing covenants required of the Corporation comparable to those in place under the Replaced Credit Agreement, and including various financial covenants.

Please refer to Exhibit 1 which contains the full text of The Credit Agreement. The Credit Agreement is effective August 5, 2005.

The Corporation maintains a variety of relationships with the lenders that are parties to the Credit Agreement, including comprehensive banking services that involve the majority of the Corporation’s treasury receipt and disbursement operations, foreign currency borrowing arrangements, letter of credit and foreign exchange needs, corporate purchase card services, master trust and investment advisory services for a portion of the Kaman Corporation Employees’ Pension Plan, and agency and custodial services for the corporation’s 6% Convertible Subordinated Debentures.

2.
As a separate matter, on August 5, 2005 Kaman Music Corporation, a subsidiary of Kaman Corporation, entered into, and consummated the transaction contemplated by, an asset purchase agreement with MBT Holding Corp. and its subsidiary companies. The agreement provides for the acquisition principally of inventory, accounts receivable, contracts, intellectual property, and certain real estate leases, an employment and non-competition agreement with J. Daniel Mahoney, president of MBT Holding Corp. and the assumption of certain liabilities for a purchase price of approximately $30 million, subject to a post-closing working capital adjustment. MBT is a wholesale distributor of musical instruments and accessories with sales of approximately $30 million for the first half of 2005.

Immediately following closing, Kaman Music Corporation transferred all of its rights and obligations pursuant to the acquisition to Kaman MBT, Inc., a subsidiary of Kaman Music Corporation.

Please see the press release attached as Exhibit 99.2 issued on August 5, 2005 regarding the transaction.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to Item 1.01 of this report for a description of the Revolving Credit Agreement entered into by the Corporation with various banks, effective August 5, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 1
The Revolving Credit Agreement dated August 5, 2005 by and among Kaman Corporation, the Banks listed therein, and The Bank of Nova Scotia and Bank of America, N.A. as the Co-Administrative Agents for the Banks.

Exhibit 99.1	Press release announcing the Credit Agreement dated August 5, 2005.
Exhibit 99.2	Press release dated August 5, 2005 relating to the MBT asset acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Robert M. Garneau
Robert M. Garneau
Executive Vice President and
Chief Financial Officer

Date: August 5, 2005

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit 1
Revolving Credit Agreement dated August 5, 2005 by and among Kaman Corporation, the Banks listed therein, and The Bank of Nova Scotia and Bank of America, N.A., as the Co-Administrative Agents for the Banks.
Attached
Exhibit 99.1	Press release announcing the Credit Agreement dated August 5, 2005.	Attached
Exhibit 99.2	Press release dated August 5, 2005 relating to the MBT asset acquisition.	Attached